UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2018 (April 2, 2018)

RMG NETWORKS HOLDING CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15301 North Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

* * * * *

Item 1.01             Entry Into a Material Definitive Agreement.

On April 2, 2018, RMG Networks Holding Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SCG Digital, LLC, a Delaware limited liability company (“Parent”), SCG Digital Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and SCG Digital Financing, LLC, a Delaware limited liability company and an affiliate of Parent, solely for the purposes of Sections 6.19, 8.03 and 8.04 of the Merger Agreement. Under the terms, and subject to the conditions, of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Shareholders of the Company’s common stock (other than Parent and its affiliates and rollover shareholders that enter into agreements with Parent to contribute shares of Company common stock to an affiliate of Parent prior to the closing of the Merger) will receive $1.27 in cash per share in the Merger. Parent is owned by SCG Digital Holdings, Inc., a Delaware corporation and an affiliate of Gregory H. Sachs, the Company’s Executive Chairman (collectively, the “Sponsor”).

Mr. Sachs and certain of his affiliates have entered into a voting agreement (the “Voting Agreement”) with the Company and agreed, among other things, to vote his shares of the Company’s common stock in favor of adoption and approval of this Agreement and to take certain other actions in furtherance of the transactions contemplated by the Merger Agreement.  All members of the Board of Directors of the Company in attendance at the meeting approved the Merger Agreement on the unanimous recommendation (with Mr. Sachs recusing himself and one member unable to attend the final meeting due to a personal matter) of a Special Committee comprised entirely of independent directors of the Company (the “Special Committee”).

The Merger Agreement contains a “go shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to competing proposals through May 17, 2018 (the “Initial Go Shop End Date”); provided that such end date may be extended at the election of the Company (upon written notice to Parent) at any time prior to the Initial Go Shop End Date until June 1, 2018 (such period commencing with the Execution Date, as may be extended, the “Go-Shop Period”). After the conclusion of the Go-Shop Period, the Company may continue discussions with any “Excluded Person”, defined as a party that submits (and has not withdrawn) a written proposal during the Go-Shop Period that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, is, or would reasonably be expected to lead to, a “Superior Proposal,” as defined in the Merger Agreement and with whom the Company remains in continuous active discussions.

Except with respect to Excluded Persons, after the conclusion of the Go-Shop Period, the Company will be subject to a “no-shop” restriction on its ability to solicit third-party proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary-out” provision that allows the Company to provide information and participate in discussions with respect to third party proposals submitted after the conclusion of the Go-Shop Period and with respect to which the Special Committee has made the determinations previously described.

The Company may terminate the Merger Agreement under certain circumstances, including if its Board of Directors determines in good faith that it has received a Superior Proposal, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, a termination fee, as well as reimbursement for certain fees and expenses up to an “Expense Make Whole Threshold” may be payable by the Company to Parent in the following circumstances: (i) if such termination occurs before the Initial Go Shop End Date, the Company will not be required to pay a termination fee, (ii) if the Go Shop Period is extended and the Merger Agreement is terminated by the Company before the Non-Solicitation Start Date so that the Company can enter into an alternative acquisition agreement with an Excluded Person, then the Company will be required to pay a fee of $150,000 and (iii) if the Merger Agreement is terminated by the Company or Parent in certain other circumstances more fully set forth in the Merger Agreement, then the Company will be required to pay a fee of $500,000.  In the event that the Merger Agreement is terminated by the Company due to a material breach of the Merger Agreement by Parent or Merger Sub or in the event that Parent or Merger Sub fail to consummate the Merger when otherwise obligated to do so pursuant to the terms and conditions thereof, the Merger Agreement provides for Parent to pay to the Company a penalty loan of $1 million (the “Penalty Loan”) upon termination of the Merger Agreement.

Consummation of the Merger is subject to various conditions, including adoption of the Merger by a vote of a majority of the minority shareholders of the outstanding shares of the Company’s common stock (other than any rollover investors, shareholders affiliated with Parent and the Company’s executive officers) and other customary closing conditions described in the Merger Agreement, and other customary closing conditions. The parties expect to close the transaction during the second quarter of 2018.

In connection with the Merger Agreement, on April 2, 2018, the Company and certain of its subsidiaries (the “Borrowers”) entered into the Subordinated Loan and Security Agreement (the “Subordinated Loan Agreement”) with SCG Digital Financing, LLC (the “Subordinated Lender”), pursuant to which the Subordinated Lender agreed to make available to the Borrowers a bridge loan (the “Bridge Loan”) in the principal amount of $2 million.  The Subordinated Lender is an affiliate of Mr. Sachs.  If the Penalty Loan is funded pursuant to the terms of the Merger Agreement, the Penalty Loan will also be a credit extension under the Subordinated Loan Agreement and subject to its terms (the Penalty Loan together with the Bridge Loan, the “Subordinated Loans”). The Subordinated Loans are secured by a second priority lien in all of the assets of the Borrowers. The Bridge Loan matures on the later of April 2, 2019 or, if the Penalty Loan is funded, one year following the funding of the Penalty Loan, at which time all outstanding principal and interest on the Subordinated Loans are due.  No principal payments are required under either the Bridge Loan or the Penalty Loan prior to maturity and, except in limited circumstances, no principal payments are permitted prior to the first anniversary of the closing date.  Interest on the Bridge Loan accrues at a per annum cash interest rate equal to 8.0% above the prime rate plus 2.0% paid-in-kind and interest on the Penalty Loan will accrue at a per annum paid-in-kind interest rate equal to 5% above the prime rate.   If the Bridge Loan is prepaid prior to the stated maturity date thereof, the Borrowers are obligated to pay a prepayment premium equal to the interest the loans would have accrued if they had remained outstanding through maturity.  During an event of default, the rate of interest on the Subordinated Loans would increase to 2.5% above the otherwise applicable rate, until such event of default is cured or waived. All accrued and unpaid cash interest is payable quarterly on the last day of each fiscal quarter.

Upon the occurrence of certain events (including the failure of the Company’s unaffiliated shareholders to approve the Merger), the Subordinated Lender has the right to convert principal and accrued interest outstanding under the Bridge Loan into shares of Series A Preferred Stock of the Company on the terms set forth therein.

The Subordinated Loans are subordinated to the obligations under the Amended and Restated Loan and Security Agreement (the “Restated Loan Agreement”) dated October 13, 2017 with Silicon Valley Bank (the “Bank”) pursuant to a Subordination Agreement dated as of April 2, 2018 on the terms set forth therein.

On April 2, 2018, the Company and certain of its subsidiaries also entered into the First Amendment (the “First Amendment”) to the Restated Loan Agreement with the Bank. Pursuant to the First Amendment, the minimum EBITDA covenant in the Restated Loan Agreement was amended and the Bank consented to the incurrence of certain subordinated debt pursuant to the Subordinated Loan Agreement, among other things.

The foregoing summary of the Merger Agreement, the Subordinated Loan Agreement and the Voting Agreement and the transactions contemplated thereby, do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1, the Subordinated Loan Agreement attached as Exhibit 2.2, the Voting Agreement attached Exhibit 2.3, and the First Amendment attached as Exhibit 2.4 and incorporated herein by reference.

The Special Committee engaged Lake Street Capital Markets LLC (“Lake Street”) to provide a fairness opinion to the Special Committee. On April 2, 2018, Lake Street delivered an opinion to the Special Committee that as of the date of the opinion, the merger consideration to be received by holders of the Company’s common stock is fair to such holders (other than the holders of Company common stock that are affiliates of Parent and any other rollover investors) from a financial point of view.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Important Additional Information will be Filed with the SEC:

In connection with the proposed Merger, the Company will prepare a proxy statement for the shareholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s shareholders are urged to read the proxy statement regarding the Merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to RMG Networks Holding Corporation, 15301 North Dallas Parkway, Suite 500, Addison, TX, Attention: Chief Financial Officer, telephone: (800) 827-9666, or from the Company’s website, http://www.rmg.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2018 Annual Meeting of Shareholders, which will be filed with the SEC.  Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding Merger, which will be filed with the SEC.

Item 7.01 Regulation FD Disclosure.

On April 3, 2018, the Company issued a press release announcing that it had entered into the Merger Agreement and Subordinated Loan and Security Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed or furnished as part of this report:

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated April 2, 2018, by and among the Company, SCG Digital, LLC, SCG Digital Merger Sub, Inc., and SCG Digital Financing, LLC.
2.2

Subordinated Loan and Security Agreement, dated as of April 2, 2018, by and among the Company, RMG Networks, Inc., RMG Enterprise Solutions, Inc., RMG Networks Limited, RMG Networks Middle East, LLC, and SCG Digital Financing, LLC.

2.3	Voting Agreement, dated April 2, 2018, by and between the Company and certain stockholders of the Company.
2.4	First Amendment to Amended and Restated Loan and Security Agreement, dated as of April 2, 2018
99.1**	Press release dated April 3, 2018.

*     Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

**   Furnished herewith.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 2, 2018, by and among the Company, RMG Acquisition, Inc. and RMG Merger, Inc.
2.2

Subordinated Loan and Security Agreement, dated as of April 2, 2018, by and among the Company, RMG Networks, Inc., RMG Enterprise Solutions, Inc., RMG Networks Limited, RMG Networks Middle East, LLC, and SCG Digital Financing, LLC.

2.3	Voting Agreement, dated April 2, 2018, by and between the Company and certain stockholders of the Company.
2.4	First Amendment to Amended and Restated Loan and Security Agreement, dated as of April 2, 2018
99.1**	Press release dated April 3, 2018.

*     Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

**   Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 3, 2018
RMG NETWORKS HOLDING CORPORATION

	By:	/s/ Robert R. Robinson
		Name:	Robert R. Robinson
		Title:	Senior Vice President, General Counsel and Secretary